CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #935 to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated November 27, 2019 on the financial statements and financial highlights of the Scharf Fund, Scharf Multi-Asset Opportunity Fund, Scharf Global Opportunity Fund, and Scharf Alpha Opportunity Fund, each a series of Advisors Series Trust. Such financial statements and financial highlights appear in the 2019 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 28, 2020